EXHIBIT 5.1

Goodwin Procter LLP

Counsellors at Law

Exchange Place

Boston, MA 02109

March 30, 2006

Boston Properties, Inc.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Boston Properties, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an indeterminate amount of Common Stock (as such term is defined in the Registration Statement) (such shares being referred to collectively as the “Shares”). The Registration Statement provides that the Shares may be offered separately, together or as units with other securities registered under the Registration Statement, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that, when specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”) and when issued as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, and upon receipt by the Company of the consideration provided for in the Authorizing Resolution (which consideration is not less than the $.01 par value), the Shares will be legally issued, fully paid and nonassessable.

The foregoing assumes that (i) all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities and (ii) there is a sufficient number of authorized but unissued Shares available to be issued under the Registration Statement.

Boston Properties, Inc.

March 30, 2006

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP